Exhibit 1.05

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
CDC Software Completes Definitive Agreement to Acquire gomembers, a Leading Provider of SaaS Enterprise Solutions for the Not-For-Profit Market
SHANGHAI, ATLANTA, Nov. 30, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it has completed a definitive agreement to acquire gomembers, Inc., a leading provider of software as a service (SaaS) and on-premise solutions for the Not-For-Profit (NFP) and Non-Governmental Organizations (NGO) market. The acquisition is expected to close early this week and remains subject to standard closing conditions.
Chicago-based gomembers is the second of the two previously announced SaaS companies CDC Software plans to acquire as part of its SaaS roll-up strategy to complement its on-premise solutions in key verticals that include NFP/NGO, retail, financial services, consumer electronics, apparel, consumer packaged goods (CPG), travel/leisure/loyalty and sports/entertainment. As part of that strategy, CDC Software reached a definitive agreement last week with eCommerce provider Truition. The acquisitions of gomembers, and Truition, are expected to advance the company’s goal to offer customers multiple deployment options, such as on demand, on-premise and hybrid, a blend of both on-premise and on demand solutions, that best fit their business requirements.
Founded in 1996, by Paul Plaia, gomembers delivers enterprise solutions to some of the most well-respected NFP’s in North America, including: The Armed Forces Communications and Electronics Association International, Water Research Foundation, University of Iowa and The United States Conference of Catholic Bishops, to name a few. The company has more than 150 customers, utilizing more than 1,500 seats, that include trade groups, professional societies, medical-based not-for-profit organizations, associations, hospitals, colleges and universities, certification bodies, fundraising groups, individual member-based groups, NFP management companies and donor-based organizations. Its customers can automate constituent communications and development, member services, constituent-to-constituent collaboration, ERP, CRM, financial management, transaction processing and e-commerce all from a single platform.
CDC Software will be targeting what is believed to be a largely underpenetrated and fragmented market space that is estimated to include approximately 1.5 million registered NFPs in North America alone, according to market research. The company also believes that this sector is ripe for consolidation.
“We are excited to be in a position to finalize our acquisition of gomembers, which we anticipate will serve as the launch pad for other acquisitions in the NFP/NGO market,” said Bruce Cameron, president of CDC Software. “SaaS solutions are appealing for a variety of organizations, especially the NFP/NGO market, as a low-cost way for businesses to realize the benefits of licensed software which otherwise might be cost prohibitive for them. “We believe we can become a dominant SaaS player in this underpenetrated space and this acquisition serves as an integral part of the strategy. From a financial perspective, the company is profitable with a strong management team and solid recurring revenue as they have successfully transitioned from a traditional license model to a managed service model. In addition, we anticipate numerous cross-sell opportunities with Pivotal CRM and our other Front Office solutions. As we have stated previously, this acquisition is expected to be earnings accretive immediately and fits within our strict valuation criteria.”
CDC Software plans to launch this SaaS offering leveraging its global scalable business and technology platform that features an infrastructure of multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, 24/7 customer support, and a worldwide network of direct sales and more than 1,200 resellers. This global platform is a key reason why the company believes it has successfully integrated acquisitions that have resulted in a deeper and broader product portfolio, expanded geographic reach, and increased vertical expertise.

“I am extremely excited to be part of such an exciting and growing global software company that shares our same culture and technology vision,” said Paul Plaia, who will continue as president of gomembers. “I believe our customers will benefit immensely from CDC Software’s compelling global technology and business platform, enabling us to deliver products faster to the market, as well as offer a portfolio of complementary solutions. The two companies offer great synergies that can provide customers with a variety of solutions and services to fit their distinct business requirements. gomembers is proud to be selected by CDC Software as their anchor acquisition in the NFP/NGO market. As one of the current market leaders, we believe being a part of CDC Software will provide us a formidable leadership role in this market space.”
This pending acquisition marks the latest of several previously announced acquisition plans undertaken by CDC Software. Last quarter, CDC Software completed the acquisition of WKD Solutions Ltd., a leading provider of supply chain event management solutions marketed under the brand Categoric. This month, CDC Software completed the acquisition of Activplant, an enterprise manufacturing intelligence solution provider, that we believe will help solidify CDC Factory’s leadership in the packaged manufacturing operations management (MOM) market. Also this month, CDC Software announced a definitive agreement to acquire Truition, a leading on demand e-Commerce platform provider for retailers and brand manufacturers.
About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. CDC Software provides customers with maximum flexibility in their solutions through multiple deployment options which best fit their business needs. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions such as on-premise, cloud-based or hybrid (blending of the two options) deployment offerings. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Activplant (enterprise manufacturing intelligence), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time supply chain event management), CDC Power (discrete ERP), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Software, the acquisition target, and our expected completion of the acquisition of this company, including the timing thereof, our beliefs regarding the earnings-accretive nature of the acquisition and the potential effects and expected benefits thereof, including the potential effects on our competitive position in the SaaS, Not-for Profit Non-Governmental Organizations markets, our beliefs regarding the NFP market itself, including the size, geography and preferences of customers therein, our beliefs regarding market potential and cross-selling opportunities, our beliefs regarding the potential benefits of the acquisition’s products to customers, our beliefs and third party beliefs regarding the SaaS market and its market conditions, our beliefs regarding our ability to integrate and leverage the products and solutions to be acquired through this proposed acquisition with our existing products and platform and the expected benefits thereof, our beliefs regarding the possible benefits of this acquisition for our cross-selling opportunities, market expansion, product offerings, and sales volumes, our expectations regarding the resumption and continuation of an acquisition business strategy and our continuation of a SaaS roll-up strategy, our expectations regarding our possible market share, uniqueness of our product offerings and ability to attain future expansion and success with customers of CDC Software, our beliefs regarding our ability to integrate this acquisition into CDC Software, our belief regarding the existence and potential success of synergies between this target company and CDC Software, our beliefs regarding our global scalable business and technology platform and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the completion of the acquisition of this acquisition on favorable terms, if at all, and the ability of CDC Software and/or this acquisition products to address the business requirements of the market,. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.